Exhibit (g)(2)(ii)

AMENDMENT

TO

FOREIGN CUSTODY MANAGER AGREEMENT

This amendment (the “Amendment”) to Foreign Custody Manager Agreement is made as of the 10th day of March, 2009 by and between AQR Funds, on behalf of each Fund listed on Annex I, and The Bank of New York Mellon.

WHEREAS, the parties hereto have entered into a Foreign Custody Manager Agreement (the “Agreement”) dated as of December 2, 2008, as amended; and

WHEREAS, the parties hereto wish to amend Annex I of the Agreement in order to revise the list of funds covered by the Agreement.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. AMENDMENT OF ANNEX I. Annex I of the Agreement is hereby amended by deleting it in its entirety and replacing it with the Annex I attached hereto.

2. Except as modified hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE BANK OF NEW YORK MELLON

By:	/s/ Jason Knight
Name: Jason Knight Title: Managing Director

AQR FUNDS

By:	/s/ Brendan Kalb
Name: Brendan Kalb Title: Secretary

ANNEX I

(Amended as of March 10, 2009)

Name of Series	Tax Identification

AQR Global Equity Fund	26-3314665

AQR International Equity Fund	26-3314777

AQR International Small Cap Fund	26-3314852

AQR Emerging Markets Fund	26-3314892

AQR Equity Plus Fund	26-3314922

AQR Small Cap Core Fund	26-3314988

AQR Small Cap Growth Fund	26-3315023

AQR Diversified Arbitrage Fund	26-3315049

AQR Momentum Fund	26-4421554

AQR Small Cap Momentum Fund	26-4421693

AQR International Momentum Fund	26-4421789